EXHIBIT 99
Wireless Ronin Technologies Agrees to Extend Maturity Date of $2.3
Million Note from NewSight Corporation
Wireless Ronin expects to complete Meijers network after NewSight obtains financing;
parties terminate physician network, Pyramid mall and 3-D software agreements
Minneapolis, MN – January 8, 2008 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based digital signage provider, today announced that it has agreed to extend the maturity date of the note issued to it by NewSight Corporation in October 2007. Pursuant to the agreement, the maturity date of the note has been extended to the earlier of (1) March 31, 2008 or (2) completion of NewSight’s next financing transaction, excluding any financing solely from Prentice Capital Management, L.P. or its affiliates.
Under the agreement, Wireless Ronin agreed to credit NewSight customer deposits aggregating $277,488 against the amount payable under the note, retroactive to its date of issuance. As a result of this credit, the current principal balance of the note is $2,339,979. The parties agreed that no further credit would be extended by Wireless Ronin to NewSight under the note.
“We believe that NewSight will complete its financing transaction in the first quarter of 2008 and that this transaction will lay the groundwork for NewSight’s future operations. Accordingly, we expect to be in a position to recognize approximately $800,000 of deferred revenue upon payment of the note,” said Jeffrey C. Mack, Wireless Ronin Technologies’ President and CEO. “We hope that the extension of the maturity date helps solidify NewSight’s plans and demonstrates Wireless Ronin’s willingness to act in a spirit of cooperation. This is also an opportunity to focus our relationship so that Wireless Ronin can do those things that it does best to assist NewSight while paring back some of those initiatives that were not proving as promising for both NewSight and Wireless Ronin. We have terminated certain agreements addressing areas that NewSight has determined not to pursue at present. We understand that NewSight plans to focus its efforts on the completion of the Meijers grocery store network, including new installations in the remaining 79 Meijers stores, after it obtains its financing. Furthermore, following the testing that is currently underway, it is possible that NewSight may seek further assistance from us on the CBL malls.”
NewSight has agreed to make payment in advance to Wireless Ronin for all services or goods requested by NewSight pursuant to any agreements now in force until March 31, 2008, including the digital signage agreement relating to the Meijers grocery store installations. In August 2007, NewSight delayed the rollout of network installations into large upscale malls and the launch, installation and operation of digital signage networks in physicians’ offices, and entered into a digital signage agreement with Wireless Ronin to retrofit 102 stores of an existing network and newly configure approximately 79 stores of the Meijers grocery store chain.
NewSight and Wireless Ronin also terminated (1) the physician office agreement pursuant to which Wireless Ronin had been selected to develop the “NewSight On Health” physicians network consisting of approximately 2,000 physician offices throughout the U.S., (2) the Pyramid mall agreement pursuant to which Wireless Ronin was to develop NewSight’s Pyramid mall network consisting of approximately 13 large upscale malls, and (3) the 3-D software development agreement pursuant to which Wireless Ronin had been engaged to enhance NewSight’s software development initiatives for its 3-D media technology. Wireless Ronin previously disclosed that it did not expect revenue from these NewSight agreements during 2008. NewSight agreed to pay Wireless Ronin $175,000, representing the amount due Wireless Ronin under the 3-D software development agreement.

NewSight also has advised Wireless Ronin that it is in a test-phase with CBL Properties relative to six CBL malls, but there can be no assurance that NewSight will continue to roll out any further equipment in CBL malls or other properties.
Pursuant to the letter agreement extending the maturity date of the note, all amounts due Wireless Ronin become due and payable immediately upon the occurrence of one or more of the following events: (1) termination of NewSight’s engagement agreement with its investment banker, (2) NewSight’s breach of or default under any agreement between the parties, or (3) completion of a financing transaction which yields gross proceeds of at least $5,000,000, excluding any financing solely from Prentice or its affiliates.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, on November 27, 2007.
CONTACTS:
Investors
John Witham — Chief Financial Officer
jwitham@wirelessronin.com
(952) 564-3520